EXHIBIT 11

                                   HARNISCHFEGER INDUSTRIES, INC.
                          CALCULATIONS OF EARNINGS (LOSS) PER SHARE
                     (Dollar amounts in thousands except per share amounts)


                                                      Year Ended October 31,

            Determination of Number of Shares                     1995         1994
            ---------------------------------              --------    -------
Average shares outstanding...............................   46,218,144     43,716,464
                                                         ==========  ===========
               Net Income (Loss)
       ------------------
Income (Loss) from Continuing Operations.................     $92,120       $ 36,593
Income (Loss) from Discontinued Operations,
  net of applicable income taxes.........................     (31,235)        (3,982)
Extraordinary Loss on Retirement of Debt, net of
  applicable income taxes................................      (3,481)        (4,827)
Cumulative Effect of Accounting Change, net of applicable
  taxes and minority interest............................           -        (81,696)
                                                    --------       --------
Net Income (Loss)........................................    $ 57,404       $(53,912)
                                                    ========       ========
                    Earnings (Loss) Per Share
      -------------------------
Income (loss) from continuing operations.................      $ 1.99         $ 0.84
Income (loss) from discontinued operations...............       (0.67)         (0.09)
Extraordinary loss on retirement of debt.................       (0.08)         (0.11)
Cumulative effect of accounting change...................           -          (1.87)
                                                     -------       --------
Net Income (Loss) Per Share..............................      $ 1.24         $(1.23)
                                                     =======       ========


                                                                 EXHIBIT 11

                                   HARNISCHFEGER INDUSTRIES, INC.
                          CALCULATIONS OF EARNINGS (LOSS) PER SHARE
                     (Dollar amounts in thousands except per share amounts)


                                                    Year Ended October 31,
                                                 ----------------------------
            Determination of Number of Shares                  1993
            ---------------------------------              --------

Average shares outstanding...............................   44,393,043
                                                          ===========
               Net Income (Loss)
       ------------------
Income (Loss) from Continuing Operations.................    $(27,450)
Income (Loss) from Discontinued Operations,
  net of applicable income taxes.........................       7,760
Extraordinary Loss on Retirement of Debt, net of
  applicable income taxes................................      -
Cumulative Effect of Accounting Change, net of applicable
  taxes and minority interest............................           -
                                                          ---------
Net Income (Loss)........................................    $(19,690)
                                                          ==========
                    Earnings (Loss) Per Share
      -------------------------
Income (loss) from continuing operations.................      $(0.62)
Income (loss) from discontinued operations...............   0.18
Extraordinary loss on retirement of debt.................      -
Cumulative effect of accounting change...................           -
                                                            -------
Net Income (Loss) Per Share..............................      $(0.44)
                                                            =======
